Exhibit 99.1

For Immediate Release

UNILENS VISION TO VOLUNTARILY DELIST COMMON STOCK FROM TSX VENTURE EXCHANGE

LARGO, Florida (September 27, 2013) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today announced that it has applied for and received approval from the TSX Venture  Exchange (TSXV) to voluntarily delist the trading of its common stock on the TSXV.  Unilens Vision common shares are currently traded, and will continue to be traded, in the United States on the OTCQB, its primary trading market, under the ticker symbol “UVIC”.  The Company has been advised by the TSXV that its common shares will be delisted as of market close on Monday, September 30, 2013.

Due to the low and declining trading volume on the TSXV as compared to the OTCQB, the relatively small percentage of Canadian shareholders on the Company’s register, as well as inconsistent regulatory regimes between the two exchanges, the Unilens Board of Directors has concluded that it would be in the best interests of the Company and its shareholders to delist Unilens common stock from the TSXV.

“The delisting from the TSXV is the culmination of a long-term strategy that began with the migration of the Company’s domicile from Canada to the United States,” said Michael J. Pecora, President and CEO of Unilens Vision Inc.  “As all of the Company’s operations and its primary trading market are located in the United States, the TSXV delisting action will allow us to concentrate on a single listing in the United States, while eliminating regulatory inconsistencies and reducing costs.”

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

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